UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 27, 2025

DAVE INC.

(Exact name of registrant as specified in its charter)

Delaware	001-40161	86-1481509
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1265 South Cochran Avenue

Los Angeles, CA 90019

(Address of principal executive offices, including zip code)

Registrant’s telephone number, including area code: (844) 857-3283

N/A

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol	Name of each exchange on which registered
Common Stock, par value of $0.0001 per share	DAVE	The Nasdaq Stock Market LLC
Warrants, each exercisable for one share of Common Stock for $368.00 per share	DAVEW	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01	Entry into a Material Definitive Agreement.

On February 27, 2025 (the “Effective Date”), Dave Operating LLC (“Dave Operating”), a wholly-owned subsidiary of Dave Inc. (“Dave Parent”, and together with Dave Operating, or either entity individually, as the context requires, the “Company” or “Dave”), entered into a Program Agreement (the “Agreement”) with Coastal Community Bank (“Coastal”) that governs the Company’s partnership with Coastal through which eligible consumers may be offered different types of Dave-branded deposit accounts (“Deposit Accounts”) and cards (collectively “Cards,” and each a “Card”) (the Deposit Accounts and the Cards collectively, the “Program”).

Under the Agreement, the Company is responsible for marketing and servicing the Deposit Accounts and Cards. Certain receivables associated with the Program (“Receivables”) are maintained on the balance sheet of Coastal for an appropriate period of time and then sold to the Company, provided that Coastal reserves the option to retain certain of each of certain types of the Receivables on its balance sheet. The Agreement further provides that Coastal shall only maintain up to $100 million of each of certain types of Receivables respectively on its balance sheet.

Coastal will share with the Company all interchange revenue collected by Coastal in connection with Card transactions. The Company will pay Coastal a tiered fee based on the volume of Card transactions. The Company also will pay Coastal transaction costs for wires and ACH transactions that occur in connection with the Program, and fees for certain complaint processing. The Company also will be responsible for paying Coastal a minimum monthly fee absent the occurrence of certain conditions. Coastal shall retain interest in an amount equal to a variable rate based on the Fed Funds Rate plus a margin on any applicable Receivables while such Receivables are on Coastal’s balance sheet. The Company will further be responsible for various operational, pass-through costs of Coastal.

Coastal will pay the Company a management fee in an amount equal to a variable rate based on the Fed Funds Rate. The Company will also be entitled to all customer fees assessed in connection with the Program.

The Company is responsible for the principal balance of certain Cards that have been charged off, losses due to verifiable third-party fraud, and losses due to certain Card cardholders’ failure to make their first payment. The Company shall fund a cash collateral account in the Company’s name in connection therewith. Pursuant to a separate Assurance Agreement (the “Assurance Agreement”) among Dave Parent, Dave Operating and Coastal, Dave Parent will be obligated to Coastal with respect to the financial obligations of Dave Operating under the Program.

The Agreement has an initial term of approximately five years commencing on the date on which any part of the Program is first offered to a customer that is not a Company employee and ending on the fifth anniversary of the Effective Date. Coastal will be the Company’s sole and exclusive provider of the Program features contemplated by the Agreement for new customers added once the Company has completed beta launch and is enrolling 100% of new customers in the Program and through the remainder of the term of the Agreement. In addition, the Company will transition its existing customers to Coastal, with such transition to be finalized within twenty-four months of the date the Company has completed beta testing and is enrolling 100% of new customers in the Program. The Company also has the option to retain a functional backup bank partner. The Agreement automatically renews for additional 12-month or 24-month terms at the election of the parties, provided that, if no renewal term has been chosen, the Agreement will automatically default to a renewal term of 12 months.

The foregoing descriptions of the Agreement and the Assurance Agreement are qualified in their entirety by reference to the full text of the Agreement and the Assurance Agreement, a copy of each of which will be filed with the Company’s Quarterly Report on Form 10-Q for the quarter ending March 31, 2025.

Item 7.01	Regulation FD Disclosure.

On March 3, 2025, the Company issued a press release announcing its entry into the Agreement with Coastal. The press release is furnished as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated herein by reference.

The information furnished under this Item 7.01, including Exhibit 99.1, will not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities of that section, and will not be deemed incorporated by reference into any filing under the Securities Act of 1933, as amended, or the Exchange Act, except as expressly set forth by specific reference in such a filing.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description

99.1	Press Release dated March 3, 2025

104	Cover Page Interactive Data File (formatted as inline XBRL)

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: March 3, 2025	Dave Inc.

	By:	/s/ Kyle Beilman
	Name:	Kyle Beilman
	Title:	Chief Financial Officer